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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ventas, Inc.:

We consent to the use of our report dated March 9, 2005, with respect to the consolidated balance sheet of Provident Senior Living Trust and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period March 1, 2004 (inception) to December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 26, 2006

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Consent of Independent Registered Public Accounting Firm